Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of March 13, 2026, is made by BRAG HOUSE HOLDINGS, INC., a Delaware corporation (“Brag House” and, together with its past or present parents, subsidiaries, affiliates, successors and assigns, the “Company”) and CHETAN JINDAL (“Executive”). Each of the Company and Executive may be referred to herein as a “Party” and, collectively, as the “Parties.”

Capitalized terms used herein but not otherwise defined, if any, shall have the respective meanings ascribed to them in the Employment Agreement (defined below).

RECITALS

WHEREAS, Brag House and Executive are parties to a certain Employment Agreement, dated as of December 30, 2024, providing for employment of Executive as Chief Financial Officer of the Company (the “Employment Agreement”);

WHEREAS, Executive has determined to resign his position as Chief Financial Officer of the Company and the Company has determined to accept such resignation; and

WHEREAS, except as otherwise expressly set forth herein, the Parties intend that this Agreement shall, among other things, terminate the Employment Agreement and effect full settlement, satisfaction and release of all claims and obligations between the Parties as further described herein.

NOW, THEREFORE, in consideration of the foregoing, the promises, the mutual covenants of the Parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Effectiveness; Effective Date. Executive shall have seven (7) calendar days from the date of his execution of this Agreement to revoke this Agreement (“Revocation Period”). In the event that Executive executes and returns this Agreement to the Company prior to expiration of the Revocation Period, this Agreement will become effective, enforceable, and irrevocable immediately following expiration of such Revocation Period, on the eighth day from the date of his execution (the “Effective Date”). In the event that Executive revokes this Agreement, this Agreement shall automatically, with no further action on the part of any Party, be null and void, and of no force or effect whatsoever.

2. Executive’s Resignation. The Company hereby confirms its acceptance of Executive’s resignation, effective as of February 5, 2026, at which time, the Executive’s services to and employment with the Company ceased (the “Resignation Date”). In addition, each Party hereby acknowledges that, as of the Resignation Date, the Company did not owe Executive any: (a) bonus, (b) reimbursement for any business expenses, or (c) vacation or paid time off/leave. Executive further confirms that, as of the Resignation Date, he owned (and as of the Effective Date will own) 6,250 shares of the Company’s common stock and options to purchase 278,647 shares of the Company’s common stock, and was not, as of the Resignation Date (and as of the Effective Date, will not be) entitled to receive from the Company any additional shares of the Company’s common stock or options therefor. The Parties further acknowledge that, upon resignation, Executive retained all rights and entitlements that he had as of the Resignation Date to his then-vested employee benefits, fringe benefits, and the above-referenced equity awards, in each case, in accordance with the Company’s policies, the underlying benefit plan documents, and applicable law. Executive further confirms that the payments expressly set forth below in Clauses a. and b. (which shall be paid to Executive in addition to the Consideration, as defined in Section 3 below) on the Effective Date and shall represent the Company’s full satisfaction of any and all of its obligations to Executive in respect of the foregoing:

a.	Health and Dental Coverage.

i.	Payment in the amount of $1,167.82 for ConnectiCare (health coverage) and Anthem (dental coverage) for the month of January 2026, payable to Executive within 5 business days upon receipt by the Company of invoices and/or receipts evidencing such coverage, which must be electronically submitted to [***] for verification.

ii.	Payment in the amount of $208.54, representing the prorated portion of ConnectiCare (health coverage) and Anthem (dental coverage) for the period from February 1 through February 5, 2026 (calculated as $1,167.82 divided by 28 days multiplied by 5 days), payable to Executive within 5 business days upon receipt by the Company of invoices and/or receipts evidencing such coverage, which must be electronically submitted to [***] for verification.

b.	Accrued Salary.

i.	Payment in the amount of $3,076.92, representing salary earned by Executive for the period from February 1 through February 5, 2026 (calculated as $200,000 divided by 2080 hours, which stands for 40 hours a week multiplied 52 weeks, multiplied by 32 hours, the equivalent of the four working day through Thursday, February 5, 2026), which shall be processed through Paychex, the Company’s Professional Employer Organization, on or before February 20, 2026 .

3. Consideration. As consideration for the Parties’ agreement to settle their disputes and enter into this Agreement to memorialize the same, the Parties have agreed to provide the mutual releases hereinafter set forth and the Company has agreed to payment to the Executive of $75,000 as follows (the “Consideration”):

(a) $60,000 payable in four increments of $10,000, $10,000, $20,000 and $20,000 to Executive by wire transfer of immediately available funds to an account designated by Executive in writing at least three days prior to each such payment, on each of the Effective Date, and then the thirtieth, sixtieth and ninetieth day, respectively, following the Effective Date, subject in each instance, to customary lawful withholdings by the Company for federal, state, and local taxes; and

(b) $15,000 payable, as has been instructed by Executive, directly to Cohen & Buckmann P.C., Executive’s legal counsel, in four increments of $2,500, $2, 500, $5,000 and $5,000 by wire transfer of immediately available funds to an account designated by such legal counsel in writing at least three days prior to each such payment on the each of the Effective Date, and then the thirtieth, sixtieth and ninetieth day, respectively, following the Effective Date, in respect of legal fees as contemplated by Section 17 below. Such payments shall be made concurrently with the payments provided for in Subsection 3(a) above and may be treated by Executive as a business expense reimbursement to Executive. The Company shall not withhold income tax or other withholdings from such payment; to the extent, however, that any such amounts are or otherwise become subject to taxation, the responsibility for remission of any and all such taxes to the proper authority shall be the sole responsibility of Executive.

Notwithstanding the payment schedule set forth in Subsections 3(a) and 3(b) above, the balance remaining outstanding and payable to Executive thereunder shall be accelerated and become promptly due and payable to Executive and his counsel, as applicable, upon the Company’s receipt of the proceeds, whichever is received first, of either (x) its offering of its common stock to YA II PN, LTD. pursuant to that certain Common Stock Purchase Agreement with YA II PN, LTD., or (y) that certain promissory note in favor of YA II PN, LTD., each dated as of December 4, 2025.

4. Executive’s Release. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations (including but not limited to House of Doge Inc. or its affiliates and related companies), employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Company Releasees”) from, and does fully waive any obligations of Company Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the Effective Date. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Company Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of the rights, if any, of Executive: (i) to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate statutes or pursuant to any agreement, plan or arrangement; (ii) to the receipt of employee benefits which vested on or prior to the Resignation Date; (iii) to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (iv) under this Agreement or any of its terms or conditions; (v) as an equity holder of the Company or any of its affiliated entities; or (vi) Executive’s right, if any, to claim and receive unemployment insurance benefits, disability insurance, workers’ compensation benefits, Medicaid, or other public benefits notwithstanding his resignation.

5. Company’s Release. The Company, for itself, its administrators, agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such, if any (collectively, the “Company Releasers”), does hereby release, waive, and forever discharge Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasees”) from, and does fully waive any obligations of Executive Releasees to Company Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Company Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the Effective Date. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress. Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall constitute a release by any Company Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any acts by Executive which are adjudicated by a court of competent jurisdiction to have constituted knowing, willing and intentional violation by Executive of applicable law (it being acknowledged by each of the Company and Executive that Executive is not aware of any such violation), and (ii) any breach by Executive of this Agreement or any of its terms or conditions.

6. Exclusions. Excluded from the releases and waivers set forth above are any claims that cannot be waived by applicable law, including but not limited to the right to file a charge or complaint with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other government agency (each, a “Governmental Agency”). To the extent permitted by applicable law, Executive does, however, waive Executive’s right to any monetary recovery should any Governmental Agency pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against any of the Company Releasees with any Governmental Agency or any court. Nothing in this Agreement prevents Executive from: (a) communicating with any Governmental Agency; (b) providing documentation or other information to any Governmental Agency; or (c) from exercising any protected rights, including under Section 7 of the National Labor Relations Act.

7. Executive Forbearance. Executive agrees never to seek personal recovery from any Company Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge the release set forth herein. If Executive violates the release set for the herein by suing a Company Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth herein), then Executive shall be liable to the Company Releasee so sued for such Company Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this Agreement is intended to reflect any Party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the Parties that such claims are waived.

8. Termination of Employment Agreement(s). Effective as of the Effective Date, (a) the Employment Agreement shall be and shall be deemed to be, for all intents and purposes, terminated, null and void, and of no further force or effect whatsoever, without any additional action on the part of person or entity, except that Section 7 (Indemnification), Section 9.1 (Confidentiality), and Section 9.3 (Injunctive Relief) of the Employment Agreement shall survive such termination indefinitely, and (b) that certain employment agreement dated December 11, 2025 (and executed by Executive on December 12, 2025) and intended to become effective upon the effective time of the reverse merger of Doge House, Inc. with and into a wholly-owned subsidiary of Brag House shall be and shall be deemed to be, for all intents and purposes, terminated, null and void, and of no further force or effect whatsoever, without any additional action on the part of any person or entity.

9. No Admissions. The Parties agree that nothing set forth in this Agreement, nor the furnishing of the consideration therefor, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct on the part of the Company Releasees or the Executive Releasees.

10. No Pending Actions. Each of the Parties represents to the other and agrees that he or it, as applicable, has neither filed nor authorized the filing on his or its behalf of any claims against any of the respective releasees hereunder with any state, federal, or local agency or court or in any other forum or tribunal with respect to anything that has happened up through the Effective Date. Should any government agency or other third party pursue any actions or other claims on behalf of a Party, such Party hereby agrees to waive any right to recovery or monetary award from such actions or proceedings, except to the extent, if any, such waiver is prohibited by applicable law.

11. Representation by Legal Counsel; Complete and Full Understanding. Executive acknowledges and recites that he has:

(a) executed this Agreement knowingly and voluntarily;

(b) had a reasonable opportunity to carefully consider the terms and conditions of this Agreement;

(c) read in its entirety and fully understands this Agreement;

(d) been advised and directed orally and in writing (and this Subsection 11 (d)) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms and conditions of this Agreement prior to executing it; and

(e) been represented by legal counsel and has relied solely on his own judgment, belief and knowledge, and the advice he received from such legal counsel.

12. Voluntary Nature of Agreement. Executive acknowledges and agrees that (a) his execution of this Agreement has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms hereof; and (b) he has been offered twenty-one (21) calendar days following receipt hereof to consider its terms before executing it. As provided hereinabove, Executive shall have the right to revoke his consent to this Agreement (including his waiver of any ADEA claims) prior to the expiration of the Revocation Period by providing written notice of the revocation to the Company before the end of such 7-day period. If Executive exercises the right to revoke hereunder, Executive shall forfeit his right to receive any of the benefits provided for herein, and to the extent such payments have already been made, Executive agrees that he will immediately reimburse Company for the amounts of such payment.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

14. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

15. Entire Agreement. Each of the Parties agrees that this Agreement sets forth the entire agreement between them regarding the subject matter hereof and supersedes any written or oral understanding, promise, or agreement directly or indirectly related to the subject matter hereof, which is not referred to and incorporated in this Agreement. No other promises or agreements shall be binding unless made in writing and signed each of the Parties.

16. Arbitration of Disputes; Waiver of Jury Trial. The Parties waive their respective rights to seek remedies in court, including any right to a jury trial, relating to any dispute relating to this Agreement. The Parties agree that any dispute arising out of or relating to this Agreement, Executive’s employment with the Company, or any termination of such employment, shall be resolved by binding arbitration to be conducted in New York in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

17. Legal Fees. The Parties acknowledge and agree that any payment in respect of Executive’s legal fees and costs is included within, and not in addition to, the Consideration described above. The Company’s total payment obligation under this Agreement, in respect of Executive’s legal fees is $15,000. Executive hereby confirms that notwithstanding any provision of the Employment Agreement to the contrary, the Company is not and shall not be responsible for any other cost or expense of Executive’s legal fees in connection with the matters addressed herein. Except as expressly set forth herein, each Party shall bear its own costs and expenses incurred by it in connection with the negotiation and execution of this Agreement. Each Party further agrees that, in the event that a contest or dispute relating to this Agreement arises hereafter, each such Party shall bear its own costs and expenses in connection therewith.

18. Governing Law; Venue. This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

19. Non-Disparagement. Each Party agrees and covenants to refrain from making any statements or references, either directly or indirectly, or in the form of oral or written statements, to any third party that disparages, depreciates, ridicules, deprecates, condemns, criticizes or maligns the other Party. The Parties further acknowledge that this non-disparagement provision is a material term of this Agreement and that the breach thereof will be a material breach of this Agreement and that there would not be an adequate remedy for the aggrieved party such that immediate injunctive relief may be granted by a court of competent jurisdiction. Nothing contained in this Agreement, including, without limitation this section, shall preclude either Party from disclosing the historical facts of Executive’s affiliation with the Company, that he served as the Chief Financial Officer of the Company, the dates of such affiliations, or the fact that Executive has voluntarily resigned from the Company.

20. Cooperation. Executive agrees that following the Resignation Date, the Executive will assist the Company, if requested, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s services provided to the Company or are within Executive’s knowledge. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

21. Breach. Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event Executive materially breaches any of his obligations under this Agreement, Executive will forfeit his rights to receive the payments set forth in Section 3 of this Agreement to the extent not theretofore paid to Executive as of the date of the breach and, if already paid as of the time of breach, Executive agrees to reimburse Company, immediately, for the amount of such payments on a pre-tax basis.

22. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon personal delivery; (b) one (1) business day after deposit with a nationally recognized overnight courier service; (c) five (5) business days after deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested; or (d) upon transmission by email if a confirmation of receipt is obtained, addressed as follows:

If to Company:

Brag House Holding, Inc.

45 Park Street

Montclair, NJ 07042

Attn: Lavell Juan Malloy, II

Email: [***]

Attn: Daniel Leibovich

Email: [***]

with a copy to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, New Jersey 08830

Attn: Joseph Lucosky, Esq.

Email: [***]

Attn: Victoria Baylin, Esq.

Email: [***]

If to Executive:

Chetan Jindal

50 Sound View Drive, Apt 1S

Greenwich, CT 06830-6567

Attn: Chetan Jindal

Email: [***]

with a copy to:

Cohen & Buckman P.C.

Attention: Sandra Cohen, Sherrone Torres

100 Park Avenue - 16th Floor

New York, NY 10017

Attn: Sandra Cohen

Email: [***];

Attn: Sherrone Torres

Email: [***]

or to such other address as either Party may designate by written notice to the other Party in accordance with this Section 22.

23. Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been negotiated by and between attorneys for the Parties and shall not be construed against the “drafter” of this Agreement. This document shall be interpreted and construed as having been drafted jointly by the Parties without regard to or consideration as to which Party or its counsel actually drafted any specific provision or provisions hereof.

24. Authorization. Each Party represents and warrants that he or it, as applicable, is duly authorized to execute this Agreement, and to enter into the arrangements described herein. Further, each Party represents that no undertaking or obligation contained herein conflicts with any contracts to which he or it, as applicable, is a party, or with any other obligation he or it may have. Each Party further represents that no promises, inducement, warranty, statements, or representations of any kind has been made or relied upon by him or it, as applicable, as a reason or inducement to enter into this Agreement, other than as expressly recited herein, and that this Agreement is the free and informed act and deed of such Party.

[Balance of Page Intentionally Left Blank; Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, each of Executive and the Company has executed this Agreement as of the respective dates set forth below.

THE COMPANY

BRAG HOUSE HOLDINGS, INC.

By:	/s/ Lavell Juan Malloy II
Lavell Juan Malloy II, Chief Executive Officer

Date: March 13, 2026

EXECUTIVE

/s/ Chetan Jindal
Chetan Jindal

Date: March 13, 2026

AGREED TO AND ACCEPTED, as of the date set forth below, for the sole purpose of agreement to Section 8(b) hereof:

BRAG HOUSE, INC.

By:	/s/ Daniel Leibovich
Daniel Leibovich, Chief Operating Officer

Date: March 13, 2026

[Signature Page to C. Jindal Settlement Agreement]